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                                                                     EXHIBIT 5.1

                 [Letterhead of Simpson Thacher & Bartlett LLP]

                                                May 4, 2004



Assurant, Inc.
One Chase Manhattan Plaza, 41st Floor
New York, New York 10005

Ladies and Gentlemen:

         We have acted as counsel to Assurant, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 5.625% Senior Notes due 2014 (the "2014 Notes") and $475,000,000 aggregate principal amount of 6.750% Senior Notes due 2034 (the "2034 Notes", and, together with the 2014 Notes, the "Exchange Notes"). The Exchange Notes will be issued under an indenture (the "Indenture") dated as of February 18, 2004 between the Company and SunTrust Bank, as Trustee (the "Trustee"). The Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 5.625% Senior Notes due 2014 (the "Existing 2014 Notes") and $475,000,000 aggregate principal amount of its outstanding 6.750% Senior Notes due 2034 (the "Existing 2034 Notes", and, together with the Existing 2014 Notes, the "Notes").

         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements,

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documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

         In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         Our opinion set forth above is subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

         We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

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         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption, "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,


                                        /s/ Simpson Thacher & Bartlett LLP

                                        SIMPSON THACHER & BARTLETT LLP


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